Exhibit 1.01

Conflict Minerals Report

Organon & Co - For Year Ending December 31, 2025

Company Overview

This report has been prepared by the management of Organon & Co. (“Organon”). Organon is a global health care company that develops and delivers innovative health solutions through a portfolio of prescription therapies within women's health, biosimilars and established brands ("Organon Products"). Organon has a portfolio of more than 70 medicines and products across a range of therapeutic areas. Organon sells these products through various channels including drug wholesalers and retailers, hospitals, government agencies and managed health care providers such as health maintenance organizations, pharmacy benefit managers and other institutions. Organon operates six manufacturing facilities, which are in Belgium, Brazil, Indonesia, Mexico, the Netherlands and the United Kingdom ("UK").

Introduction

For the 2025 calendar year, Organon determined that columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin, and tungsten (“3TGs” or “conflict minerals”) were necessary to the functionality or production of products that were manufactured or contracted to be manufactured. Therefore, Organon conducted a reasonable country of origin inquiry in good faith to determine whether any of the 3TGs in its products originated from Conflict-Affected and High-Risk Areas (CAHRAs), such as the Democratic Republic of the Congo (DRC) or an adjoining country (collectively referred to as the “Covered Countries”) or are from recycled or scrap sources.

Based on the country of origin data, Organon believes its products could contain 3TGs that may have originated in the Covered Countries and, therefore, in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (from here on referred to “Section 1502 of the Dodd-Frank Act” or “the Rule”), due diligence was performed on the source and chain of custody of the 3TGs in question to determine whether its products are “conflict free or responsibly sourced.” Organon designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework of the Organization for Economic Co-Operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold, tin, tantalum, and tungsten (Third Edition) (the “OECD Guidance”).

Organon is committed to complying with the requirements of the Rule and upholding responsible sourcing practices. As such, Organon has put into place a robust due diligence program to ensure its contributions to upholding human rights and responsible practices across the supply chain.

Conflict Minerals Program & Policy

Organon has adopted a conflict minerals policy (“Conflict Minerals Policy”) articulating the conflict minerals supply chain due diligence process and Organon’s commitments to reporting obligations regarding conflict minerals. Organon has actively engaged with its suppliers over the last year with respect to the use of conflict minerals.

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Description of Products

Only some Organon products fall in scope of the Rule, as they contain (or may contain) one or more of the 3TGs in our products that are necessary to their functionality or production. The following product line descriptions provide additional detail on products that contain, or may contain, necessary 3TGs:

▶	Actuators and Pumps used in Nasonex® — Respiratory product, used for the treatment of hay fever symptoms and perennial rhinitis. It is sold to international markets and contains Tin.

▶	Re-usable Injection Pen used in FOLLISTIM® AQ Cartridge (follitropin beta injection) – Fertility product, indicated for the induction of ovulation and pregnancy in anovulatory infertile women in whom the cause of infertility is functional and not due to primary ovarian failure. It is sold to the international markets and contains 3TG substances.

▶	Needle Microfine used in FOLLISTIM® AQ Cartridge (follitropin beta injection) – Fertility product, indicated for the induction of ovulation and pregnancy in anovulatory infertile women in whom the cause of infertility is functional and not due to primary ovarian failure. It is sold to the international markets and contains 3TG substances.

▶	Silicon Molded Components used in Jada® system 2.0 convenience kit — a medical device intended to provide control and treatment of abnormal postpartum uterine bleeding or hemorrhage.

Reasonable Country of Origin Inquiry

To determine whether necessary 3TGs in products originated in Conflict-Affected and High-Risk Areas, Organon retained Assent Inc. (“Assent”), a third-party service provider, to assist Organon in reviewing the supply chain and identifying risks. Organon provided a list composed of suppliers and parts associated with the in-scope products to Assent for upload to the Assent Compliance Manager. As used herein, “suppliers” means those suppliers of products or materials that Organon determined contain (or may contain) conflict minerals.

Organon utilized the Conflict Minerals Reporting Template (“CMRT”) Version 6.5 or higher to conduct a survey of all in-scope suppliers.

During the supplier survey, Organon contacted suppliers via the Assent Compliance Manager, a software-as-a-service (SaaS) platform provided by Assent that enables users to complete and track supplier communications and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment and management. The Assent Compliance Manager also provides functionality that is intended to meet the OECD Guidance process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this Conflict Minerals Report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations, are managed through this platform.

Via the Assent Compliance Manager and Assent team, Organon requested that all suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included in Assent’s communications. Assent monitored and tracked all communications in the Assent Compliance Manager for future reporting and transparency. Organon directly contacted suppliers that were unresponsive to Assent’s communications during the diligence process and requested these suppliers complete the CMRT and submit it to Assent.

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Organon’s program includes automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT, which helps identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of Tier 1 suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.

All submitted declaration forms are accepted so that data is retained, but they are classified by Assent as valid or invalid based on a set criteria of validation errors (see Appendix C for CMRT validation criteria). Suppliers are contacted regarding invalid forms and are encouraged to correct validated errors to resubmit a valid form. Suppliers are provided with guidance on how to correct these validation errors in the form of feedback to their CMRT submission, training courses, and direct engagement help through Assent’s multilingual Supplier Experience team. Since some suppliers may remain unresponsive to feedback, Organon tracks program gaps to account for future improvement opportunities.

As of May 1, 2026, there were 16 suppliers in scope of Organon’s conflict minerals program and all 16 provided a completed CMRT. Organon’s total response rate for this reporting year was 100%, which is an improvement over the 95.5% response rate for the previous reporting year. These metrics are summarized in the table below to assess progress over time:

Year	Suppliers in Scope	% Responded
RY 2025	16	100%

Through reasonable due diligence practices, Organon was able to take advantage of a broader set of country of origin data to complement efforts in establishing transparency in the supply chain. Based on the findings, Organon was able to determine at least some of the possible countries of origin of the conflict minerals contained in its products. Covered Countries are among the possible countries of origin. Therefore, Organon performed due diligence on the source and chain of custody of the conflict minerals in question.

Due Diligence

Design of Due Diligence

Organon designed its due diligence measures to conform, in all material respects, with the framework in the OECD Guidance and the related supplements. The program aligns with the five steps for due diligence that are described by the OECD Guidance and Organon continues to evaluate market expectations for data collection and reporting to achieve continuous improvement opportunities.

Due diligence requires Organon’s necessary reliance on data provided by direct suppliers and third-party audit programs. There is a risk of incomplete, inaccurate, and over-inclusive data as the process cannot be fully confirmed by Organon. However, through active risk identification, and risk assessment, as well as continued outreach and process validation, risk gaps can be mitigated. This process aligns with industry standards and market expectations for downstream companies’ due diligence.

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Due Diligence Performed

1) Establish Strong Company Management Systems

Internal Compliance Team

Organon has established a cross-functional Conflict Minerals Compliance Team led by Global Procurement & Supplier Management. The Conflict Minerals Compliance Team is responsible for implementing the conflict minerals compliance strategy and briefing senior management about the results of these due diligence efforts.

Organon also uses a third-party service provider, Assent, to assist with evaluating supply chain information regarding 3TGs, identifying potential risks, and in the development and implementation of additional due diligence steps that Organon will undertake with suppliers and/or respective stakeholders in regard to conflict minerals sourcing.

Organon leverages Assent’s Managed Services to work with dedicated program specialists who support Organon’s conflict minerals program. Organon communicates regularly with the Assent team to receive updates on program status. Each member of Assent’s Customer Success team is trained in conflict minerals compliance and understands the intricacies of reporting templates such as CMRT and conflict minerals reports, as well as the requirements of the conflict minerals rule adopted by the U.S. Securities and Exchange Commission.

Control Systems

Organon expects all suppliers to have policies and procedures in place to ensure that 3TGs used in the production of the products sold to Organon are “conflict free or responsibly sourced.” This means that the products should not contain “3TGs” that directly or indirectly finance or benefit armed groups in any of the Covered Countries. Organon expects direct suppliers to provide information on the origin of the 3TGs contained in components and materials supplied, including sources of 3TGs that are supplied to them from lower-tier suppliers.

Organon’s Business Partner Code of Conduct applies to all direct suppliers and outlines certain expected behaviors and practices. This code of conduct is based on industry and internationally-accepted principles such as the United Nations Guiding Principles on Business and Human Rights and the OECD Due Diligence Guidance. The Business Partner Code of Conduct is provided to all direct suppliers. If a supplier does not meet Organon’s requirements, the relationship with this supplier may be evaluated. The Business Partner Code of Conduct will be reviewed annually to ensure it continues to align with industry best practices.

Conflict Minerals Policy

Organon’s Conflict Minerals Policy is available online, and can be found here: LINK.

Supplier Engagement

Organon has a strong relationship with its Tier 1 direct suppliers. As an extremely important part of the supply chain, Organon has leveraged processes and educational opportunities to ensure non-English speaking suppliers have access to a free platform to upload their CMRTs, help desk support, and other multilingual resources. Organon’s suppliers are able to leverage Assent’s team of supplier support specialists to ensure they receive appropriate support and understand how to properly complete a CMRT. Suppliers are provided guidance in their native language, if needed.

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Organon engages with suppliers directly to request a valid (free of validated errors) CMRT for the products that they supply to Organon. With respect to the OECD requirement to strengthen engagement with suppliers, the Company has developed an internal procedure that includes supplier risk identification process that then leads to further steps of supplier engagement in the form of escalations, such as in-person meetings and/or corrective actions. Feedback from this engagement process has allowed Organon to oversee improvements in supplier responses and supplier compliance for this initiative.

Additionally, Organon’s Conflict Minerals Policy is included in supplier contracts, requiring new suppliers to read and accept the policy as a requirement of doing business with Organon. When entering or renewing supplier contracts, a clause is added that requires suppliers to provide information about the source of 3TGs and smelters and refiners in their supply chains.

Organon continues to place a strong emphasis on supplier education and training. To accomplish this, Assent’s online resources are leveraged, and all in-scope suppliers have been provided with access to their library of conflict minerals training and support resources. Also, Assent’s automated feedback process that notifies suppliers of risks associated with their CMRT submission serves to educate suppliers of certain risks associated with sourcing of conflict minerals.

Organon believes that the combination of the Business Partner Code of Conduct, Conflict Minerals Policy, and direct engagement with in-scope suppliers for conflict minerals training and support constitute a strong supplier engagement program.

Grievance Mechanisms

Organon established multiple longstanding grievance mechanisms (also referred to as whistleblowing or speak-up tools) whereby employees and suppliers can report violations of Organon’s policies, including conflict minerals. Suppliers and others outside of Organon may report grievances, via a dedicated email address that is published in the Conflict Minerals Policy, the Business Partner Code of Conduct, and in other communications with suppliers. In addition, employees and suppliers may anonymously report suspected violations using Organon’s Speak Up ~~P~~rocess. Any violations are reported to the Corporate Compliance Committee. If any concerns were to be reported, Organon would investigate appropriately.

Violations or grievances at the industry level can be reported to the Responsible Minerals Initiative (“RMI”) directly as well. This can be done at http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/grievance-mechanism/ This website is not considered part of this Conflict Minerals Report and is not incorporated by reference herein.

Maintain Records

Organon has adopted a policy to retain relevant documentation for a period of five years. Through Assent, a document retention policy to retain conflict minerals related documents, including supplier responses to CMRTs and the sources identified within each reporting period, has been implemented. Organon manages its own record retention policy and stores all the information and findings from this process in a database that can be audited by internal or external parties.

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2) Identifying & Assessing Risk in the Supply Chain

Supplier Risk Evaluation

Risks associated with Tier 1 suppliers’ due diligence processes were assessed by their declaration responses on a CMRT, which the Global Procurement Team identifies automatically based on established criteria. These risks are addressed by Assent staff and members of Organon’s internal Conflict Minerals Team, who engage with suppliers to gather pertinent data and ask for corrective actions if needed, performing an overall assessment of the supplier’s conformity status, which is referred to as “conflict minerals status.”

Risks at the supplier level may include non-responsive suppliers or incomplete CMRTs. In cases where a company-level CMRT (such as when a company declares there are no 3TGs in any of its products) is submitted, Organon is unable to determine which specified smelters/refiners actually processed the 3TGs in the products supplied to Organon.

Assent’s supplier risk assessment (flagging suppliers’ risk as high, medium, low) identifies problematic suppliers in a Organon’s supply chain. The risk assessment is derived from the smelter validation process, which establishes risk at the smelter/refiner level via an analysis that takes into account multiple conflict minerals factors.

Smelter/Refiners Risk Evaluation

Other supply chain risks were identified by assessing the due diligence practices and audit status of smelters/refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent’s smelter validation program compared listed facilities to the list of smelters/refiners consolidated by the RMI to ensure that the facilities listed met the recognized definition of a 3TG processing facility that was operational during the 2025 calendar year.

Assent determined whether the smelter/refiner had been audited against a standard in conformance with the OECD Guidance, such as the Responsible Minerals Assurance Process (RMAP). Organon does not have a direct relationship with smelters/refiners, and does not perform direct audits of these entities within their pre-supply chain. Smelters/refiners that are conformant to RMAP audit standards are considered to have their sourcing validated as “responsibly sourced.” In cases where the smelter/refiner’s due diligence practices have not been audited against the RMAP standard or where they are considered non-conformant by RMAP, further due diligence steps are followed by Assent to notify suppliers that reported these facilities. Smelters/refiners are actively monitored by Assent to proactively identify other risks pertaining to conflict minerals.

Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed according to red-flag indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter/refiner poses to the supply chain by identifying red flags. These factors include:

▶	Geographic proximity to Conflict-Affected and High-Risk Areas.

▶	Known mineral source country of origin.

▶	RMAP audit status.

▶	Credible evidence of unethical or conflict sourcing.

▶	Peer assessments conducted by credible third-party sources.

▶	Sanctions risks

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3) Design & Implement A Strategy to Respond to Identified Risks

Together with Assent, Organon developed processes to respond to the risks identified in its supply chain. Organon has a risk management plan, through which the conflict minerals program is implemented, managed, and monitored. As the program progresses, escalations are sent to non-responsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance to the conflict minerals rules and Organon’s expectations.

Risk mitigation activities are initiated whenever a supplier’s CMRT reports facilities of concern. Through Assent, suppliers with submissions that included any smelters or refiners of concern were provided with feedback instructing suppliers to take their own independent risk mitigation actions. Examples include the submission of a product-specific CMRT to better identify the connection to products that they supply to Organon. Additional escalation may have been necessary to address any continued sourcing from these smelters or refiners of concern. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these smelters or refiners of concern from the supply chain.

In addition, suppliers are guided to educational materials provided by Assent on mitigating the risks identified through the data collection process.

Suppliers are also evaluated on program strength, which assists in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program is based on certain questions in the CMRT related to the suppliers’ conflict minerals practices and policies.

Feedback on supplier submissions is given directly to suppliers and educational resources are provided to assist suppliers in corrective action methods or to improve their internal programs. In cases where suppliers have continuously been non-responsive or are not committed to corrective action plans, Organon will assess if replacing that supplier is feasible. The results of the program and risk assessment are shared with the Conflict Minerals Team and Organon’s Executive Leadership Team to ensure transparency within Organon.

4) Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Organon does not have a direct relationship with any 3TG smelters/refiners and does not perform or direct audits of these entities within the supply chain. Instead, Organon relies on third-party audits of smelters/refiners (industry recognized audit/assessment programs). As an example, RMAP uses independent auditors, and audits the source, including the mines of origin, and the chain of custody of the conflict minerals processed by smelters/refiners that agree to participate in the program.

Assent directly engages smelters/refiners that are not currently enrolled in an industry recognized audit/assessment program to encourage their participation and for those smelters/refiners already conformant to the corresponding program’s standards, Assent thanks them for their efforts on behalf of its compliance partners. Organon is a signatory of these communications in accordance with the requirements of downstream companies detailed in the OECD Guidance.

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5) Report Annually on Supply Chain Due Diligence

Organon has published the Form SD for the year ended December 31, 2025. This Conflict Minerals Report is available on the Investor Relations section of Organon’s website at LINK. Information found on or accessed through this website is not considered part of this Conflict Minerals Report and is not incorporated by reference herein. Organon has also publicly filed a Form SD and this Conflict Minerals Report with the SEC.

Organon has also considered impacts from the EU Conflict Minerals Regulation when disclosing details with regards to due diligence efforts. Organon will continue to expand efforts both for transparency through the data collection process and risk evaluation.

Due Diligence Results

Facilities Used to Process the Necessary 3TG in Our Products

Supply chain outreach is required to identify the upstream sources of origin of 3TG necessary to the functionality or production of Organon’s products. Following the industry standard process, CMRTs are sent to and requested from Tier 1 suppliers, who are expected to follow this process with their own suppliers until the smelter and refiner sources are identified. The following is the result of the outreach conducted by Organon for the 2025 reporting year.

Supply Chain Outreach Metrics

Number of in-scope suppliers	Change in number of in-scope suppliers from 2024	Response rate
16	6	100%

Upstream Data Transparency

Appendix A includes all smelters/refiners that Organon’s responding suppliers listed in completed CMRTs that met the recognized definition of a 3TG processing facility and were operational during the 2025 calendar year. As is common when requests are sent upstream in the supply chain, those who purchase materials from smelters/refiners may not be able to discern exactly which of the company’s product lines contain the materials processed by those smelters/refiners. As a result, those providing the CMRT responses on a company level list all smelters/refiners they may purchase from within the reporting period. Therefore, Organon believes that the smelters/refiners listed in Appendix A are likely to include smelters and refiners that do not actually process the 3TGs contained in Organon’s products.

Suppliers that identified specific smelters/refiners of concern on their CMRT were contacted in accordance with the OECD Guidance, as stipulated in the previous sections.

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Status	Number of smelters/refiners listed by responding suppliers
RMAP Conformant	206
RMAP Active	7
Not Enrolled	78
Non-Conformant	39

Country of Origin

Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs, based on reasonable identification of country of origin data obtained via Assent’s supply chain database (or other Reasonable Country of Origin Inquiry data, in the scenario Organon used alternative data sources). As mentioned in the above section, it is understood that overreporting of smelters/refiners often occurs when company-level CMRTs are provided. Therefore, Organon believes that Appendix B is likely to include more countries than those that are actually sources of the 3TG in Organon’s products.

Mine or Location of Origin

Organon attempted to determine the mine or location of origin of the necessary 3TG contained in its products by requesting that its suppliers provide it with a completed supplier-level CMRT. Its suppliers’ responses and the information made available by the RMI did not provide sufficiently detailed information for Organon to determine the mine or location of origin of those 3TG.

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Steps Taken and to Be Taken to Mitigate Risk

Since the start of calendar year 2025, Organon has taken, or intends to take, the following steps to improve the due diligence conducted to further mitigate the risk that the necessary 3TGs in Organon’s products could finance or benefit armed groups in Conflict-Affected and High-Risk Areas:

▶	Continue to evaluate upstream sources through a broader set of tools to evaluate risk. These include, but are not limited to:

▶	Using a comprehensive smelter and refiner library with detailed status and notes for each entity.

▶	Scanning for verifiable media sources on each smelter and refiner to flag risk issues.

▶	Comparing the list of smelters/refiners against government watch and denied parties lists.

▶	Engage with suppliers more closely, and provide more information and training resources regarding responsible sourcing of 3TGs.

▶	Encourage suppliers to have due diligence procedures in place for their supply chains to improve the content of the responses from such suppliers.

▶	Continue to include a conflict minerals flow-down clause in new or renewed supplier contracts, as well as included in the terms and conditions of each purchase order issued.

▶	Following the OECD Guidance process, increase the emphasis on clean and validated smelter and refiner information from the supply chain through feedback and detailed smelter/refiner analysis.

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Appendix A: Smelter and Refiner List

Appendix A includes all smelters/refiners that Organon’s responding suppliers listed in completed CMRTs that met the recognized definition of a 3TG processing facility and were operational during the 2025 calendar year. Organon believes that the smelters/refiners listed in Appendix A are likely to include smelters and refiners that do not actually process the 3TGs contained in Organon’s products.

Metal	Smelter Name	Smelter Facility Location
Gold	Advanced Chemical Company	United States Of America
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Agosi AG	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden Ronnskar	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	Caridad	Mexico
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining	Japan
Gold	Daye Non-Ferrous Metals Mining Ltd.	China
Gold	DSC (Do Sung Corporation)	Korea, Republic Of
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan
Gold	JSC Novosibirsk Refinery	Russian Federation
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China
Gold	LT Metal Ltd.	Korea, Republic Of
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China
Gold	HwaSeong CJ CO., LTD.	Korea, Republic Of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Japan Mint	Japan
Gold	Jiangxi Copper Co., Ltd.	China

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Gold	Asahi Refining USA Inc.	United States Of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	JSC Uralelectromed	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazakhmys Smelting LLC	Kazakhstan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States Of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	Lingbao Gold Co., Ltd.	China
Gold	LS MnM Inc.	Korea, Republic Of
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China
Gold	Materion	United States Of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States Of America
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation
Gold	MKS PAMP SA	Switzerland
Gold	Penglai Penggang Gold Industry Co., Ltd.	China
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	Sabin Metal Corp.	United States Of America
Gold	Samduck Precious Metals	Korea, Republic Of
Gold	Samwon Metals Corp.	Korea, Republic Of
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation

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Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Super Dragon Technology Co., Ltd.	China
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China
Gold	Torecom	Korea, Republic Of
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States Of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	Yamakin Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Morris and Watson	New Zealand
Gold	SAFINA A.S.	Czechia
Gold	Umicore Precious Metals Thailand	Thailand
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China
Gold	Shandong Humon Smelting Co., Ltd.	China
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	International Precious Metal Refiners	United Arab Emirates
Gold	T.C.A S.p.A	Italy
Gold	REMONDIS PMR B.V.	Netherlands
Gold	Fujairah Gold FZC	United Arab Emirates
Gold	Shirpur Gold Refinery Ltd.	India
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of
Gold	Marsam Metals	Brazil
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	Abington Reldan Metals, LLC	United States Of America
Gold	Shenzhen CuiLu Gold Co., Ltd.	China
Gold	Albino Mountinho Lda.	Portugal
Gold	SAAMP	France
Gold	L'Orfebre S.A.	Andorra
Gold	8853 S.p.A.	Italy
Gold	Italpreziosi	Italy
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria

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Gold	AU Traders and Refiners	South Africa
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	India
Gold	Modeltech Sdn Bhd	Malaysia
Gold	Bangalore Refinery	India
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany
Gold	Pease & Curren	United States Of America
Gold	JALAN & Company	India
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	ABC Refinery Pty Ltd.	Australia
Gold	Safimet S.p.A	Italy
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania
Gold	African Gold Refinery	Uganda
Gold	Gold Coast Refinery	Ghana
Gold	NH Recytech Company	Korea, Republic Of
Gold	QG Refining, LLC	United States Of America
Gold	Dijllah Gold Refinery FZC	United Arab Emirates
Gold	CGR Metalloys Pvt Ltd.	India
Gold	Sovereign Metals	India
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan
Gold	Augmont Enterprises Private Limited	India
Gold	Kundan Care Products Ltd.	India
Gold	Emerald Jewel Industry India Limited (Unit 1)	India
Gold	Emerald Jewel Industry India Limited (Unit 2)	India
Gold	Emerald Jewel Industry India Limited (Unit 3)	India
Gold	Emerald Jewel Industry India Limited (Unit 4)	India
Gold	K.A. Rasmussen	Norway
Gold	Alexy Metals	United States Of America
Gold	MD Overseas	India
Gold	Metallix Refining Inc.	United States Of America
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa
Gold	WEEEREFINING	France
Gold	Gold by Gold Colombia	Colombia
Gold	Dongwu Gold Group	China
Gold	Sam Precious Metals	United Arab Emirates
Gold	NOBLE METAL SERVICES	United States Of America
Gold	Coimpa Industrial LTDA	Brazil
Gold	TITAN COMPANY LIMITED, JEWELLERY DIVISION	India
Gold	GG Refinery Ltd.	0
Gold	Attero Recycling Pvt Ltd	India
Gold	Impala Platinum - Platinum Metals Refinery (PMR)	South Africa
Gold	Elite Industech Co., Ltd.	Taiwan, Province Of China

Page 14 of 20	May 2026

Gold	Minera Titán del Perú SRL (MTP) - Belen Plant	Peru
Gold	SHENZHEN JINJUNWEI RESOURCE COMPREHENSIVE DEVELOPMENT CO., LTD.	China
Gold	SOLEIL METALS (Chala One Plant)	Peru
Gold	SOLEIL METALS (YAKARI Plant)	Peru
Gold	Gasabo Gold Refinery Ltd	Rwanda
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	AMG Brasil	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	NPM Silmet AS	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States Of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States Of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	Materion Newton Inc.	United States Of America
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Global Advanced Metals Boyertown	United States Of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	5D Production OU	Estonia
Tantalum	PowerX Ltd.	Rwanda
Tantalum	Jiangxi Sanshi Nonferrous Metals Co., Ltd	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Alpha Assembly Solutions Inc	United States Of America
Tin	PT Premium Tin Indonesia	Indonesia
Tin	Dowa	Japan

Page 15 of 20	May 2026

Tin	EM Vinto	Bolivia (Plurinational State Of)
Tin	Estanho de Rondonia S.A.	Brazil
Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	China Tin Group Co., Ltd.	China
Tin	Metallic Resources, Inc.	United States Of America
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Novosibirsk Tin Combine	Russian Federation
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	Rui Da Hung	Taiwan, Province Of China
Tin	Thaisarco	Thailand
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	VQB Mineral and Trading Group JSC	Viet Nam
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	CV Ayi Jaya	Indonesia
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	PT Rajehan Ariq	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Super Ligas	Brazil
Tin	Aurubis Beerse	Belgium
Tin	Aurubis Berango	Spain
Tin	PT Bangka Prima Tin	Indonesia
Tin	Modeltech Sdn Bhd	Malaysia
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China

Page 16 of 20	May 2026

Tin	Tin Technology & Refining	United States Of America
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China
Tin	Ma'anshan Weitai Tin Co., Ltd.	China
Tin	PT Masbro Alam Stania	Indonesia
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tin	Precious Minerals and Smelting Limited	India
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China
Tin	PT Mitra Sukses Globalindo	Indonesia
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil
Tin	CRM Synergies	Spain
Tin	Fabrica Auricchio Industria e Comercio Ltda.	Brazil
Tin	PT Putera Sarana Shakti (PT PSS)	Indonesia
Tin	Mining Minerals Resources SARL	Congo, Democratic Republic Of The
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	Japan
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia
Tin	RIKAYAA GREENTECH PRIVATE LIMITED	India
Tin	Woodcross Smelting Company Limited	Uganda
Tin	Global Advanced Metals Greenbushes Pty Ltd.	Australia
Tin	Longnan Chuangyue Environmental Protection Technology Development Co., Ltd	China
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	Dongguan Best Alloys Co., Ltd.	China
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	P Kay Metal, Inc	United States Of America
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	Kennametal Huntsville	United States Of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders LLC	United States Of America
Tungsten	Hunan Jintai New Material Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Kennametal Fallon	United States Of America
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China

Page 17 of 20	May 2026

Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	China
Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Masan High-Tech Materials	Viet Nam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Niagara Refining LLC	United States Of America
Tungsten	China Molybdenum Tungsten Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Unecha Refractory metals plant	Russian Federation
Tungsten	Moliren Ltd.	Russian Federation
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation
Tungsten	NPP Tyazhmetprom LLC	Russian Federation
Tungsten	Hubei Green Tungsten Co., Ltd.	China
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil
Tungsten	Cronimet Brasil Ltda	Brazil
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	China
Tungsten	OOO “Technolom” 2	Russian Federation
Tungsten	OOO “Technolom” 1	Russian Federation
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	China
Tungsten	Tungsten Vietnam Joint Stock Company	Viet Nam
Tungsten	Nam Viet Cromit Joint Stock Company	Viet Nam
Tungsten	Lianyou Resources Co., Ltd.	Taiwan, Province Of China
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	China
Tungsten	Philippine Carreytech Metal Corp.	Philippines
Tungsten	KENEE MINING VIETNAM COMPANY LIMITED	Viet Nam
Tungsten	Philippine Bonway Manufacturing Industrial Corporation	Philippines
Tungsten	Uzbek Refractory and Heat-Resistant Metals	Uzbekistan
Tungsten	Jing Yuan Tungsten Technology Co., Ltd.	Taiwan, Province Of China
Tungsten	S.P.T. spol.s r.o.	Czechia
Tungsten	Tungamoy Metals Inc.	Korea, Republic Of

Page 18 of 20	May 2026

Appendix B: Countries of Origin

Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs. Organon believes that Appendix B is likely to include more countries than those that are actually sources of the 3TG in Organon’s products.

Albania	Cyprus	Ireland	Nicaragua	Sweden
Andorra	Democratic Republic of Congo	Israel	Niger	Switzerland
Angola	Djibouti	Italy	Nigeria	Taiwan
Argentina	Dominica	Japan	Norway	Tajikistan
Armenia	Dominican Republic	Jersey	Oman	Tanzania
Australia	Ecuador	Kazakhstan	Panama	Thailand
Austria	Egypt	Kenya	Papua New Guinea	Turkey
Azerbaijan	El Salvador	Korea	Peru	Uganda
Belarus	Eritrea	Kyrgyzstan	Philippines	United Arab Emirates
Belgium	Estonia	Liberia	Poland	United Kingdom
Benin	Ethiopia	Liechtenstein	Portugal	United States
Bermuda	Fiji	Lithuania	Russian Federation	Uruguay
Bolivia (Plurinational State of)	Finland	Luxembourg	Rwanda	Uzbekistan
Botswana	France	Madagascar	Saudi Arabia	Viet Nam
Brazil	Georgia	Malaysia	Senegal	Zambia
Bulgaria	Germany	Mali	Serbia	Zimbabwe
Burkina Faso	Ghana	Mauritania	Sierra Leone
Burundi	Guatemala	Mexico	Singapore
Cambodia	Guinea	Mongolia	Slovakia
Canada	Guyana	Morocco	Solomon Islands
Central African Republic	Honduras	Mozambique	South Africa
Chile	Hong Kong	Myanmar	South Sudan
China	Hungary	Namibia	Spain
Colombia	India	Netherlands	Sudan
Congo	Indonesia	New Zealand	Suriname

Page 19 of 20	May 2026

Appendix C: CMRT Declaration Rejection/Approval Criteria

Assent Sustainability Platform Logic Structure

The following table maps the Assent Sustainability Platform’s status outputs and CMRT logic structure when determining supplier conflict mineral statuses as displayed on the Assent platform dashboard. Using this table, and referencing certain CMRT questions, Organon was able to determine what answers were provided by its suppliers to earn their conflict minerals response statuses designated by Assent.

Dashboard Supplier Response Statuses

Supplier Status	Description
Not Submitted	A CMRT has not been submitted by the supplier
Complete	A CMRT has been submitted, and is valid and complete
Incomplete	A supplier with parts associated to them has submitted a partially completed Product-Level or User-Defined CMRT
Invalid Submission	A CMRT has been submitted and deemed invalid based on contradicting responses in the template
Out of Scope	The supplier is out of scope for conflict minerals and does not need to be contacted

Page 20 of 20	May 2026